EXHIBIT 99.5

Consent of Director Nominee

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, to being named in the Registration Statement on Form F-1 of Mapi-Pharma Ltd. (the “Company”) as a person who will become a director of the Company in connection with the initial public offering of the Company’s Ordinary Shares contemplated in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/S/ Peer Nadir
Peer Nadir

Date: April 27, 2014